                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
               PURSUANT TO RULES 13d-1(b) AND (c) AND AMENDMENTS
                       THERETO FILED PURSUANT TO 13d-2(b)
                              (Amendment No. ___)*


                              Guitar Center, Inc.
                       ---------------------------------
                               (Name of Issuer)

                          Common Stock $.01 par value
                       ---------------------------------
                        (Title of Class of Securities)


                                  402040 10 9
                            ----------------------
                                (CUSIP Number)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

------------------------                                  ---------------------
 CUSIP NO.  402040 10 9            SCHEDULE 13G            PAGE 2 OF 12 PAGES
------------------------                                  ---------------------

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      NAME OF REPORTING PERSONS
 1    IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Raymond  Scherr

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      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [x]
                                                                (b) [_]

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      SEC USE ONLY
 3


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      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States

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                          SOLE VOTING POWER
                     5
     NUMBER OF
                          1,101,539
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          466,927. See disclaimer of beneficial ownership at
                          Item 9.
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             1,101,539

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          466,927. See disclaimer of beneficial ownership at
                          Item 9.
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      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,568,466. These shares consist of: (i) 1,101,539 shares beneficially owned by Raymond Scherr and Janet Scherr as trustees of The Scherr Living Trust dated 4/3/90; (ii) 67,500 shares beneficially owned by Ray and Janet Scherr Foundation (the "Foundation") of which Raymond Scherr is a director; and (iii) 399,427 shares beneficially owned by Raymond Scherr's brother, David Scherr, as trustee of The Raymond Scherr Annuity Trust and The Janet Scherr Annuity Trust, each dated 8/30/96 (the "Trusts"). The filing of this Schedule 13G shall not be construed as an admission that Raymond Scherr is the beneficial owner of the shares held by the Foundation or by David Scherr as trustee of the Trusts.

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      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

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      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11

      8.1%
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      TYPE OF REPORTING PERSON*
12
      IN

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                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 2 of 12 pages

------------------------                                  ---------------------
 CUSIP NO.  402040 10 9            SCHEDULE 13G            PAGE 3 OF 12 PAGES
------------------------                                  ---------------------

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      NAME OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Janet  Scherr

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      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [x]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


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      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States

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                          SOLE VOTING POWER
                     5
     NUMBER OF
                          1,101,539
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          466,927. See disclaimer of beneficial ownership at
                          Item 9.
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             1,101,539

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          466,927. See disclaimer of beneficial ownership at
                          Item 9.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,568,466. These shares consist of: (i) 1,101,539 shares beneficially owned by Janet Scherr and Raymond Scherr as trustees for The Scherr Living Trust dated 4/3/90; (ii) 67,500 shares beneficially owned by Ray and Janet Scherr Foundation (the "Foundation") of which Janet Scherr is a director; and (iii) 399,427 shares beneficially owned by Janet Scherr's brother-in-law, David Scherr, as trustee of The Raymond Scherr Annuity Trust and The Janet Scherr Annuity Trust, each dated 8/30/96 (the "Trusts"). The filing of this Schedule 13G shall not be construed as an admission that Janet Scherr is the beneficial owner of the shares held by the Foundation or by David Scherr as trustee of the Trusts.

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      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

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      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11

      8.1%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 3 of 12 pages

-----------------------                                  ---------------------
 CUSIP NO. 402040 10 9              SCHEDULE 13G           PAGE 4 OF 12 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Raymond Scherr and Janet Scherr as Trustees of The Scherr Living Trust dated 4/3/90, a California trust

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [x]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


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      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      California

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                          SOLE VOTING POWER
                     5
     NUMBER OF
                          1,101,539
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             1,101,539

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,101,539
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

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      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      5.7%

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      TYPE OF REPORTING PERSON*
12
      OO

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                              Page 4 of 12 pages

-----------------------                                  ---------------------
 CUSIP NO. 402040 10 9            SCHEDULE 13G            PAGE 5 OF 12 PAGES
-----------------------                                  ---------------------

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      NAME OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Ray and Janet Scherr Foundation, a California nonprofit public benefit corporation

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      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [x]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      California

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          67,500
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             67,500

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      67,500
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

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      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      0.3%

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      TYPE OF REPORTING PERSON*
12
      CO (non-profit)

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                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 5 of 12 pages

ITEM 1.

  (a)  NAME OF ISSUER

       Guitar Center, Inc., a Delaware corporation

  (b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

       5155 Clarenton Drive
       Agoura Hills, CA  91301

ITEM 2.

  (a)  NAME OF PERSON FILING

       The persons filing this Schedule 13G are(i) Raymond Scherr and Janet Scherr as trustees of The Scherr Living Trust dated 4/30/90, (ii) Ray and Janet Scherr Foundation, (iii) Raymond Scherr, and (iv) Janet Scherr (collectively, the "Filing Persons").

  (b)  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

       1096 Lakeview Canyon Road
       Westlake Village, CA  91362

  (c)  CITIZENSHIP

       The responses of the Filing Persons to Item 4 of the cover pages to this
       Schedule 13G that relate to the citizenships or places of organization of such persons are herein incorporated by reference.

  (d)  TITLE OF CLASS OF SECURITIES

       This filing is made in regard to Common Stock, $.01 par value per share, of Guitar Center, Inc. (the "Common Stock").


  (e)  CUSIP NUMBER

       402040 10 9


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(b), OR 13D-2(b), CHECK WHETHER THE PERSON FILING IS A:


  (a)     [ ]  Broker or Dealer registered under Section 15 of the Act,

  (b)     [ ]  Bank as defined in Section 3(a)(6) of the Act,

  (c)     [ ]  Insurance Company as defined in Section 3(a)(19) of the Act,

  (d)     [ ]  Investment Company registered under Section 8 of the Investment
               Company Act,


                              Page 6 of 12 pages

  (e)     [ ]  Investment Adviser registered under Section 203 of the Investment
               Advisers Act of 1940,

  (f)     [ ]  Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see 13d-1(b)(1)(ii)(F),

  (g)     [ ]  Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G);
               see Item 7,

  (h)     [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(H).

          Not applicable.

ITEM 4.   OWNERSHIP

  (a)     AMOUNT BENEFICIALLY OWNED

          The responses of the Filing Persons to Item 9 of the cover pages that relate to the aggregate amount beneficially owned by each Filing Person are herein incorporated by reference.

  (b)     PERCENT OF CLASS

          The percentage of Common Stock beneficially owned by the Filing Persons is 8.1%. The percentages of outstanding Common Stock reported in this Item 4(b) are based on the assumption that there were 19,338,073 shares outstanding as of December 31, 1997.

  (c)     NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

          The responses of the Filing Persons to Items 5 through 8 of the cover pages that relate to the number of shares beneficially owned by each Filing Person are herein incorporated by reference.

            (i)  SOLE POWER TO VOTE OR TO DIRECT THE VOTE:

           (ii)  SHARED POWER TO VOTE OR TO DIRECT THE VOTE:

          (iii)  SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:

           (iv)  SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

          Not applicable.


                              Page 7 of 12 pages

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

          Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

          Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

          The Filing Persons have filed this Schedule 13G as a group pursuant to Rule 13d-1(f). The identity of each member of the group is stated in
          Exhibit 1 attached hereto. The Filing Persons entered into a Joint Reporting Agreement dated May 19, 1998, pursuant to which they agreed to file one joint statement on behalf of all of them with respect to the subject matter of this Schedule 13G.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

          Not applicable.

ITEM 10.  CERTIFICATION

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


                              Page 8 of 12 pages

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  June 2, 1998


                                               /s/ Raymond Scherr
                                               ------------------
                                               Raymond Scherr


                                               /s/ Janet Scherr
                                               ----------------
                                               Janet Scherr


                                               /s/ Raymond Scherr
                                               ------------------
                                               Raymond Scherr, Trustee of
                                                  The Scherr Living Trust
                                                   Dated 4/3/90


                                               /s/ Janet Scherr
                                               ----------------
                                               Janet Scherr, Trustee of
                                                  The Scherr Living Trust
                                                   Dated 4/3/90


                                    RAY AND JANET SCHERR FOUNDATION


                                          By:  /s/ Raymond Scherr
                                               ------------------
                                               Name:  Raymond Scherr
                                               Title:  Secretary and Treasurer


                              Page 9 of 12 pages

                                 EXHIBIT INDEX
                                 -------------


                                                             SEQUENTIALLY
 EXHIBIT                                                        NUMBERED
 NUMBER                    DESCRIPTION                           PAGE
==========   ========================================         =============


    1        Identification of Members of the Group...........      1

    2        Joint Reporting Agreement dated May 29, 1998.....      2


                              Page 10 of 12 pages